Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Sequans Communications S.A. for the registration of 46,733,972 Ordinary Shares and to the incorporation by reference therein of our reports dated March 31, 2023, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit

Paris – La Défense, France

May 12, 2023